Exhibit 99.1

Uranium Resources, Inc. Reports Second Quarter 2008 Results

  113,500 pounds of uranium produced in second quarter
  Production costs were $40.03 per pound
  Average selling price was $66.41 per pound on 99,400 pounds sold

LEWISVILLE, Texas--(BUSINESS WIRE)--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development and production company, announced today its financial results for the second quarter of 2008, which ended June 30, 2008.

Revenue for the second quarter of 2008 was $6.6 million, a $1.4 million decrease compared with $8.0 million during the second quarter of 2007, due to lower pounds sold and lower price received per pound. During the quarter, URI sold 99,400 pounds of uranium, a 13.1% decrease from the 114,400 pounds of uranium sold in last year’s second quarter. URI received an average selling price per pound of $66.41 in the second quarter of 2008 compared with an average per pound price of $69.63 in the 2007 quarter.

The average direct cost of pounds sold in the second quarter of 2008 was $41.52, higher than the average cost of $29.44 in last year’s second quarter. Direct cost of uranium production sold includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions. The higher cost of sales compared with last year’s second quarter was attributed to higher material and energy costs, production from new wellfields with lower percentages of recovery and approximately $111,000 in pre-production costs associated with the start-up of new wellfields at Vasquez and Rosita which includes pre-operating activities and depreciation.

Finished uranium inventory was 37,200 pounds at June 30, 2008, held at an average cost of $33.81 per pound.

The net loss for the second quarter of 2008 was $3.1 million, or $0.06 per diluted share, compared with net income of $1.2 million, or $0.02 per diluted share, in the same period last year, primarily due to lower revenue, increased per pound cost of uranium sold, the write off of $1.4 million in costs associated with the termination of the agreement to acquire Rio Algom Mining, increased salaried payroll at both the Texas and New Mexico operations, increased professional service fees associated with government and public relations activities in New Mexico, as well as the evaluation of its New Mexico property databases.

Dave Clark, president and CEO of URI, commented, “We are implementing aggressive measures to reduce our costs through reductions in personnel, the consolidation of South Texas operations to Kingsville Dome which resulted in the closure of the Corpus Christi office, the reduction of legal, professional services and consulting fees and increased cost discipline to bring spending in line with the current uranium pricing environment and our lower levels of production.”

Cash at the end of the quarter was $16.0 million, up from $9.3 million at the end of last year and $5.2 million at March 31, 2008. In May, the Company received net proceeds of $12.9 million, through a negotiated private placement, for the acquisition, permitting, exploration and development of additional properties in Texas and for general corporate purposes. Cash provided by operations was $2.1 million in the second quarter of 2008 compared with $4.0 million in cash generated in last year’s second quarter. For the first half of 2008, cash provided by operations was $2.9 million compared with $4.7 million for the same period of 2007.

Capital expenditures in the second quarter, which were $4.1 million, were primarily related to new wellfield delineation and development at Rosita and Kingsville Dome, as well as additional satellite plant construction at both sites. For the first half of 2008, investing activities were $8.9 million of which $8.5 million were capital expenditures.

Capital expenditures for the second half of 2008 will be much lower than the first half and are expected to be in the range of $4.0 to $5.0 million. This includes wellfield development, exploration activities at the Company’s Marshall, Moser and Cadena properties and potential property acquisitions.

Mr. Clark added, “We have stated over the past two years that our intention is to produce for profits not pounds. Our spending is focused on selective areas of wellfield development with the least amount of production risk. At current prices, this restricts what is available in our known reserves for potential production. Therefore, our capital investments will be limited to building reserves through exploration and acquisition and on developing better producing wellfields.”

The Company expects that its current cash balance and expected cash from operations in 2008 and 2009 will be sufficient for funding the business and its planned development and exploration through 2009 and beyond. This is dependent upon meeting production targets by bringing on and efficiently producing new wellfields as well as the continuation of a strong uranium market to allow the maintenance of, or increases to, the price received for uranium sold under long-term contracts.

Second Quarter Production

URI produced 113,500 pounds of uranium during the second quarter of 2008, a 19.7% decline from 135,800 pounds produced during the prior year’s second quarter and a 36.1% increase from 83,400 pounds produced during the first quarter of 2008. The decline in production for the current quarter compared with last year’s second quarter was due to declining production from aging wellfields and less prolific new wellfields at the Company’s Kingsville Dome operation. Production costs for the quarter were $40.03 per pound compared with $27.78 pound in the same quarter of 2007 and $49.78 in the trailing first quarter of 2008. Production costs include operating expenses and DD&A.

Production & Sales Summary	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007

Pounds U3O8 produced	113,500	83,400	68,000	103,800	135,800
Production cost per pound	$40.03	$49.78	$45.72	$28.41	$27.78

Pounds U3O8 sold	99,400	81,100	113,000	127,800	114,400
Direct cost of sales per pound	$41.52	$50.02	$38.72	$26.80	$29.44

Average selling price per pound	$66.41	$70.66	$72.72	$81.25	$69.63

Production for the second quarter of 2008 was comprised of 19,800 pounds from Vasquez and 93,700 pounds from Kingsville Dome compared with 20,400 and 115,400 from Vasquez and Kingsville Dome, respectively, during last year’s second quarter.

The Rosita project has not yet produced satisfactory results. The Company has reworked a number of wells to increase flow rate. While certain wells at Rosita have demonstrated an increase in uranium production concentrations, the overall wellfield has produced at lower than expected recovery rates. URI is implementing a number of alternative techniques to determine if it can raise the recovery rates of the wellfield. These results could take another one to two months for sufficient cycling of water through the system before results are known.

In the first half of 2008, URI brought on three wellfields. Two additional wellfields at Kingsville Dome are being developed and are being brought on line over the next two months. .

Due to delays and production challenges with bringing new wellfields on-line, the Company does not expect to achieve its targeted 400,000 pounds of production in 2008.

Six-Month Review

Revenue for the first six months of 2008 was $12.3 million, down slightly from $12.5 million during the same period in 2007. URI sold 180,500 pounds of uranium, at an average selling price of $68.32, during the current six-month period, compared with 194,000 pounds, at an average selling price of $64.62 during the comparable period of 2007. The average cost of pounds sold in the first six months of 2008 was $45.34, compared with $34.23 in the same period of 2007.

In the first six months of 2008, URI produced 196,900 pounds of uranium compared with 244,900 pounds of uranium in the first six months of 2007. Of this production, 24,000 pounds were from Vasquez and 172,900 pounds were produced at Kingsville Dome. The 2007 production included 64,600 pounds from Vasquez and 180,300 pounds from Kingsville Dome. Production costs for the six-month periods of 2008 and 2007 were $44.16 and $30.75, respectively.

The net loss for the six months ended June 30, 2008 was $4.9 million compared with a net loss of $0.2 million in last year’s six-month period, reflecting the higher production costs and general and administrative expenses.

Exploration Activity

Currently, URI is actively exploring its Marshall property acquired in 2007. Its initial plans are to drill 300 holes and it expects to have its first core for evaluation in the next few weeks. It also has an exploration drill rig on its South Rosita property.

The Company is awaiting a minimal impact exploration permit from the State of New Mexico. Its proposed project involves drilling 10 drill holes and 1,100 feet in depth in section 13, Township 13 North, Range 9 West.

Mr. Clark concluded, “Our objective is to conserve cash as we address the two primary issues of the Company: We need to build reserves in Texas to capitalize on the excellent production facilities we have, and we need to make progress in New Mexico in order to produce our large resource base there.”

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 11:00 a.m. EDT on Monday, August 11, 2008. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the first quarter and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 10 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 292750. The telephonic replay will be available from 2 p.m. EDT the day of the teleconference until 11:59 p.m. Monday, August 18, 2008. The archived webcast will be at www.uraniumresources.com. A transcript of the call will also be posted, once available.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, the success of the acquisition of Rio Algom and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30, 2008	December 31, 2007

Current assets:
Cash and cash equivalents	$16,028,518	$9,284,270
Receivables, net	2,136,784	2,652,574
Uranium inventory	1,259,016	748,452
Prepaid and other current assets	456,237	720,357
Total current assets	19,880,555	13,405,653

Property, plant and equipment, at cost:
Uranium properties	92,556,564	85,525,808
Other property, plant and equipment	970,339	821,811
Less-accumulated depreciation, depletion and impairment	(60,739,968)	(55,736,530)
Net property, plant and equipment	32,786,935	30,611,089

Other assets	3,084,541	2,837,064
Long-term investment:
Certificates of deposit, restricted	6,496,770	6,083,076
Total Assets	$62,248,801	$52,936,882

Current liabilities:
Accounts and short term notes payable	$1,917,855	$2,157,475
Current portion of restoration reserve	1,389,991	1,124,504
Royalties and commissions payable	1,076,907	1,131,636
Accrued interest and other accrued liabilities	708,004	709,400
Current portion of long-term debt	155,354	210,616
Total current liabilities	5,248,111	5,333,631

Other long-term liabilities and deferred credits	4,073,257	4,097,327
Long term capital leases, less current portion	138,820	178,665
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2008—55,601,049; 2007—52,305,129	55,639	52,343
Paid-in capital	145,689,540	131,282,687
Accumulated deficit	(93,395,148)	(88,448,353)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	52,340,613	42,877,259
Total Liabilities and Shareholders’ Equity	$62,248,801	$52,936,882

URANIUM RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Uranium sales—	$6,598,401	$7,962,709	$12,329,939	$12,536,876
Total revenue	6,598,401	7,962,709	12,329,939	12,536,876
Costs and expenses:
Cost of uranium sales—
Royalties and commissions	576,355	981,966	1,136,757	1,420,942
Operating expenses	1,810,893	1,556,011	3,938,032	3,343,074
Accretion/ amortization of restoration reserve	177,640	137,021	384,628	307,201
Depreciation and depletion	2,314,244	1,810,964	4,244,825	3,298,013
Impairment of uranium properties	160,275	—	296,117	—
Exploration expenses	249,792	—	258,339	—
Total cost of uranium sales	5289199	4,485,962	10,258,698	8,369,230
Earnings from operations before corporate expenses	1,309,202	3,476,747	2,071,241	4,167,646

Corporate expenses—
General and administrative	3,088,011	2,479,152	5,789,818	4,691,244
Write-off of target acquisition costs	1,437,410	—	1,437,410	—
Depreciation	36,834	25,022	71,047	46,184
Total corporate expenses	4,562,255	2,504,174	7,298,275	4,737,428
Earnings (loss) from operations	(3,253,053)	972,573	(5,227,034)	(569,782)

Other income (expense):
Interest expense	(6,388)	(4,500)	(17,817)	(12,366)
Interest and other income, net	150,070	215,179	298,056	344,941

Net earnings (loss)	$(3,109,371)	$1,183,252	$(4,946,795)	$(237,207)

Net earnings (loss) per common share:
Basic	$(0.06)	$0.02	$(0.00)	$(0.00)
Diluted	$(0.06)	$0.02	$(0.00)	$(0.00)

Weighted average common shares and common equivalent shares per share data:
Basic	54,007,417	52,113,104	51,954,068	51,954,068
Diluted	54,007,417	56,228,005	51,954,068	51,954,068

URANIUM RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Net loss	$(4,946,795)	$(237,207)
Reconciliation of net earnings to cash provided by operations—
Accretion/amortization of restoration reserve	384,628	307,201
Depreciation and depletion	4,315,872	3,344,197
Impairment of uranium properties	296,117	—
Decrease in restoration and reclamation accrual	(342,214)	(655,542)
Stock compensation expense	1,550,304	1,555,941
Termination of RAML acquisition	1,437,410
Other non-cash items, net	(9,733)	341,421

Effect of changes in operating working capital items—
(Increase) decrease in receivables	515,790	(454,601)
Decrease in inventories	88,270	46,274
Increase in prepaid and other current assets	(46,910)	(486,875)
Increase (decrease) in payables, accrued liabilities and deferred credits	(295,745)	981,077
Net cash provided by operations	2,946,994	4,741,886

Investing activities:
Increase in certificates of deposit, restricted	(413,694)	(422,932)
Additions to property, plant and equipment—
Kingsville Dome	(3,196,693)	(3,827,251)
Rosita	(3,782,475)	(1,877,161)
Vasquez	(167,090)	(410,611)
Rosita South	(156,330)	(1,163,880)
Churchrock	(285,807)	(417,681)
Crownpoint	(64,353)	(48,548)
Other property	(849,290)	(838,749)
Net cash used in investing activities	(8,915,732)	(9,006,813)

Financing activities:
Payments on borrowings	(146,859)	(131,275)
Issuance of common stock, net	12,859,845	714,754
Net cash from financing activities	12,712,986)	583,479
Net increase (decrease) in cash and cash equivalents	6,744,248	(3,681,448)
Cash and cash equivalents, beginning of period	9,284,270	20,176,771
Cash and cash equivalents, end of period	$16,028,518	$16,495,323

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
James M. Culligan, 716-843-3874
jculligan@keiadvisors.com
or
Uranium Resources, Inc.
David N. Clark, 972-219-3330
President and CEO
or
Media:
April Wade, 505-440-9441
Vice President of Communications and Government Relations
awade@uraniumresources.com